EXHIBIT 21

TRANSACTIONS

Except as previously disclosed in the Schedule 13D, as amended, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., New York City time, on July 3, 2018. Except as otherwise noted below, all such transactions were purchases of securities effected in the open market, are reported at the daily weighted average purchase price, and the table includes commissions paid in per share prices.

NAME OF REPORTING PERSON	DATE OF TRANSACTION	AMOUNT OF SECURITIES	PRICE PER SHARE
High River Limited Partnership	06/29/2018	100,000	$73.04
High River Limited Partnership	07/02/2018	22,000	71.58
High River Limited Partnership	07/03/2018	7,499	72.72
Icahn Partners LP	06/29/2018	237,185	$73.04
Icahn Partners LP	07/02/2018	52,181	71.58
Icahn Partners LP	07/03/2018	17,785	72.72
Icahn Partners Master Fund LP	06/29/2018	162,815	$73.04
Icahn Partners Master Fund LP	07/02/2018	35,819	71.58
Icahn Partners Master Fund LP	07/03/2018	12,209	72.72